Press Release Source: Charys Holding Company, Inc.

Charys Finalizes Acquisition of Cotton Companies

Thursday March 1, 1:27 pm ET

ATLANTA--(BUSINESS WIRE)--Charys Holding Company, Inc. ("Charys") (OTCBB:CHYS - News), a leader in remediation and reconstruction, and in wireless communications and data infrastructure, announced today that it has finalized, through its subsidiary C&B Holdings Company, Inc. ("C&B Holdings"), the purchase of 100% of Cotton Companies ("Cotton"). As previously announced on December 11, 2006, Charys acquired a 40% interest in Cotton with an option to purchase the remainder of the company by March 8, 2007. With operating revenues of more than $54 million, 320 employees, 10 offices and over 6000 pieces of vehicles and heavy equipment, Cotton supports nearly 1.3 billion square feet of buildings and a base of over 90 customers.

Regarding Cotton, Charys CEO Billy V. Ray, Jr. stated, "We are pleased to close this important acquisition for Charys just over 6 months after announcing the deal. Cotton represents a substantial opportunity to increase our disaster remediation and reconstruction market presence with offices located nationwide."

As previously announced, Charys created C&B Holdings in order to assimilate Cotton with Charys' existing restoration and remediation subsidiary, Crochet and Borel Services, Inc. ("C&B"). The Remediation and Reconstruction businesses, operating under the Cotton brand, will provide services including emergency planning and coordination, response to loss, reconstruction and restoration and environmental remediation. Services cover the restoration and maintenance of commercial, industrial, marine, residential and institutional properties.

Troy Crochet, President of C&B commented, "With Cotton, we increase the predictability of our revenue stream while simultaneously strengthening our ability to react to a major catastrophe throughout the U.S. as well as in Canada and Mexico. We also look forward to offering to our combined customer base the additional products and services they require to ensure continuity of their business operations, all from a single source, branded 'Cotton'. We have spent a considerable amount of time planning and integrating our companies, now we are launching a powerhouse in the industry, with an unsurpassed ability to meet our customer's toughest demands."

"We have brought together two leaders in the remediation and reconstruction industry to create one of the largest and fastest growing companies in this market," added Pete Bell, President of Cotton. "By combining our complementary strengths and intelligently integrating our broad range of assets, we are well positioned to provide even greater value to customers, expand our Cotton brand and pursue new opportunities for growth. We will have more to say about this over the next 30-45 days as we begin to realize the benefits of the two companies' efforts."

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon Charys' current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Charys' Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect Charys' business, results of operations and financial condition. Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

About Charys Holding Company, Inc.

Headquartered in Atlanta, Georgia, Charys Holding Company, Inc. (OTC Bulletin Board: CHYS.OB - News) is a publicly traded company focusing on two primary business lines; remediation and reconstruction, and wireless communications and data infrastructure.

NOTE: The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

Contact:
Charys Holding Company, Inc.
Main Phone: 678-443-2300
Fax: 678-443-2320
irdept@charys.com
or
Corporate Evolutions, Inc.
Investor Relations:
Fred Lande, 516-482-6565
Fax: 516-482-6099
info@corporateevolutions.com

Source: Charys Holding Company, Inc.